Exhibit 1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of December, 2004, by and between CERRO TRADING COMPANY, INC., a Delaware corporation (the “Seller”) and SPC INVESTORS, L.L.C., a Delaware limited liability company (the “Purchaser”).

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, One Million Eight Hundred Eighty Thousand (1,880,000) shares (the “Shares”) of the Class A common stock of Southern Peru Copper Corporation, a Delaware corporation (the “Company”), for the consideration and upon the terms and the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

ARTICLE I

Purchase and Sale

1.1 Agreement to Purchase and Sell; Assignment of Rights. The Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller, the Shares, upon the terms and conditions hereinafter stated. The Seller hereby sells, assigns, transfers and conveys unto the Purchaser all of the right, title and interest of the Seller under any and all written agreements relating to the Shares, including without limitation that certain Agreement Among Certain Stockholders of Southern Peru Copper Corporation, dated January 2, 1996, as amended by a First Amendment dated June 11, 2001, among the Company, Southern Peru Limited, ASARCO Incorporated, the Seller, Phelps Dodge Overseas Capital Corporation and Grupo Mexico, S.A., de C.V., and that certain letter agreement, dated October 21, 2004, between Americas Mining Corporation and the Seller (collectively, the “Assigned Agreements”), but solely to the extent relating to the Shares. The Purchaser hereby assumes the obligations of the Seller under the Assigned Agreements, solely to the extent relating to the Shares, and agrees to be bound by the terms of the Assigned Agreements.

1.2 Consideration, Payment, Delivery of Other Documents. In consideration of the sale of the Shares by the Seller to the Purchaser, the Purchaser hereby agrees to pay to the Seller the aggregate amount of $66,852,800.00 (the “Purchase Price”) on the Closing Date (as defined in Section 1.4 hereof) by wire transfer of immediately available funds to an account designated by the Seller.

1.3 Deliveries. On or prior to the Closing Date, the Seller shall deliver to the Company’s transfer agent for the Shares, the stock certificate evidencing the Shares, together with a signed stock power sufficient to transfer the Shares to the Purchaser on the books of the Company. Promptly after receipt of the new stock certificate evidencing the Shares in the name of the Purchaser, the Seller shall deliver to the Purchaser such stock certificate. On the Closing Date, the Seller shall deliver to the Purchaser all other documents, if any, necessary to consummate the transactions herein contemplated as reasonably requested by such Purchaser.

1.4 Closing. The closing of the purchase and sale of the Shares shall occur on the date hereof, or such other date as shall be mutually agreed between the Purchaser and Seller (the “Closing Date”).

ARTICLE II

Representations and Warranties

2.1 Seller’s Representations and Warranties. As an inducement to the Purchaser to enter into and perform this Agreement, the Seller hereby represents and warrants to the Purchaser that the following are true and correct as of the date hereof and will be true and correct as of the Closing Date:

(a) Commitments. There are no commitments, options or contracts under which the Seller is or may be obligated to otherwise transfer the Shares.

(b) Consents. No approval, consent, waiver or filing with any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, is required for the execution or delivery of this Agreement by the Seller or the consummation of the transactions contemplated hereby, other than approvals, consents, waivers and/or filings which shall have been obtained or made prior to the date hereof.

(c) Title to Shares; Liens and Encumbrances. The Seller is the legal and beneficial owner of the Shares and has, and will transfer and convey to the Purchaser, good and marketable title to the Shares free and clear of all mortgages, liens, options, claims, encumbrances and other security arrangements or restrictions of any kind, except for those restrictions provided in the Assigned Agreements.

(d) Seller’s Authority. The Seller has full power, right and authority to enter, execute and perform this Agreement in accordance with the terms hereof, and this Agreement and any other documents to be executed and delivered by the Seller hereunder is, and upon the execution and delivery thereof will be, the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their terms except as the same may be limited by applicable laws relating to bankruptcy, insolvency or creditors’ rights generally.

(e) Brokerage. There are no brokerage commissions due or payable with respect to the sale of the Shares by the Seller under this Agreement.

(f) Legal Matters. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental agency, or other regulatory or administrative agency or commission, pending, or, to the best of the Seller’s knowledge after due inquiry, threatened against or involving the Seller which will, or could, have any adverse effect upon the Shares or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on the Shares.

(g) Status. The Seller is a corporation duly organized and validly existing under the laws of the State of Delaware, whose officer that is the signatory hereto has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby.

(h) Assigned Agreements. Attached hereto as Exhibit A are true, complete and correct copies of the Assigned Agreements.

2.2 Purchaser’s Representations and Warranties. As an inducement to the Seller to enter into and perform this Agreement, Purchaser hereby represents and warrants to the Seller that the following are true and correct as of the date hereof and will be true and correct as of the Closing Date:

(a) Purchaser Authority. The Purchaser has full power, right and authority to enter, execute and perform this Agreement in accordance with the terms hereof, and this Agreement and any other documents to be executed and delivered by the Purchaser hereunder is, and upon the execution and delivery thereof will be, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms except as the same may be limited by applicable laws relating to bankruptcy, insolvency or creditors’ rights generally.

(b) Authorizations. All authorizations, consents, approvals, waivers, exemptions from or filings with any court or governmental department, commission, bureau or agency which are or will be necessary for the valid execution, delivery or performance by the Purchaser of this Agreement have been obtained or made.

(c) Brokerage. There are no brokerage commissions due or payable with respect to the purchase of the Shares by the Purchaser under this Agreement.

(d) Status. The Purchaser is a limited liability company duly formed and validly existing under the laws of the State of Delaware, whose authorized signatory that is the signatory hereto has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby.

ARTICLE III

Survival of Representations and

Warranties; Indemnification

3.1 Survival of Representations and Warranties Herein. All representations, warranties and covenants contained herein shall survive the execution of this Agreement and the Closing Date. All statements contained herein or in any certificate, schedule, list, exhibit, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties contained herein.

3.2 Indemnification by Seller. Subject to the terms of this Article III, the Seller covenants and agrees to indemnify and hold the Purchaser and its respective officers, members, trustees, beneficiaries, agents and affiliates (all of such persons, collectively, the “Purchaser Indemnified Parties”), as the case may be, harmless from and against any loss, damage or expense (including, without limitation, reasonable attorneys’ fees) suffered by the Purchaser Indemnified Party which arises out of or results from:

(a) any breach by the Seller of this Agreement in whole or in part or any other document or instrument executed pursuant hereto or in connection herewith other than a breach caused by any Purchaser Indemnified Party; or

(b) any inaccuracy in any of the representations and warranties made by the Seller in this Agreement except where the event or circumstances giving rise to such inaccuracy is caused by any Purchaser Indemnified Party.

3.3 Indemnification by the Purchaser. Subject to the terms of this Article III, the Purchaser covenants and agrees, severally and not jointly, to indemnify and hold the Seller and its officers, directors, shareholders, agents and affiliates (collectively, the “Seller Indemnified Parties”) harmless from and against any loss, damage or expense (including, without limitation, reasonable attorneys’ fees) suffered by the Seller Indemnified Party which arises out of or results from:

(a) any breach by the Purchaser of this Agreement in whole or in part or any other documents or instrument executed pursuant hereto or in connection herewith other than a breach caused by any Seller Indemnified Party; or

(b) any inaccuracy in any of the representations and warranties made by the Purchaser in this Agreement except where the event or circumstances giving rise to such inaccuracy is caused by any Seller Indemnified Party.

3.4 Limitations on Indemnification. The aggregate liability of the Seller in satisfaction of claims for indemnification pursuant to Section 3.2 shall not exceed the Purchase Price. The aggregate liability of the Purchaser in satisfaction of claims for indemnification pursuant to Section 3.3 shall not exceed the Purchase Price.

3.5 Procedure for Claims.

(a) Within thirty days after obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to a claim for indemnification hereunder, the person seeking indemnification shall give written notice of such claim (“Notice of Claim”) to the party from whom indemnification is sought. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the person seeking indemnification.

(b) Upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all expenses, including the reasonable fees and expenses of such counsel. The indemnified person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified person’s expense unless (i) the employment has been specifically authorized by the indemnifying party in writing, (ii) the indemnifying party has failed to assume the defense and employ counsel or (iii) the named parties to any action (including any impleaded parties) include both the indemnifying party and indemnified person and the indemnified person has been advised by such counsel that representation of the indemnifying party and indemnified person by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified person notifies the indemnifying party in writing that the indemnified person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified person).

ARTICLE IV

Miscellaneous

4.1 Additional Documents. From time to time after execution of this Agreement the parties hereto will, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.

4.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

4.3 Entire Agreement. This Agreement contains the entire understanding among the parties and shall not be modified except in writing by the parties hereto. Furthermore, this Agreement supersedes any prior understandings and/or written or oral agreements among them respecting the within subject matter.

4.4 Headings. The descriptive headings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

4.5 Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof, wherever the context and facts require such construction.

4.6 Notices. Any notice or other communication with respect to this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally, by courier or by facsimile, addressed to each respective party as follows:

(a)	If to the Seller:

Cerro Trading Company, Inc.

225 West Washington Street

Chicago, IL 60606

(b)	If to the Purchaser:

SPC Investors, L.L.C.

200 West Madison Street

Suite 2500

Chicago, IL 60606

4.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If there is any provision of this Agreement or the application thereof to any party or circumstance which shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

4.8 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties.

4.9 Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Delaware.

4.10 Trustee Liability. When this Agreement is executed by the trustee of any trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof. Any liability of any party which is a trust shall be only that of such trust to the full extent of its trust estate and shall not be a personal liability of any trustee, grantor or beneficiary thereof.

4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same document. Signatures received by facsimile transmission shall be treated as being as effective as original ink signatures for purposes of the execution and delivery of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Seller:	CERRO TRADING COMPANY, INC., a Delaware corporation

	By:	/s/ Robert W. Webb
	Name:	Robert W. Webb
	Title:	Secretary and General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Purchaser:	SPC INVESTORS, L.L.C., a Delaware limited liability company

	By:	F.L.P. #11, a member

		By:	/s/ Marshall E. Eisenberg
Marshall E. Eisenberg, not individually but solely as co-trustee of the aforementioned trust